Exhibit 99.1
FOR IMMEDIATE RELEASE
Agilysys Receives Statement From MAK Capital, Its Largest Shareholder,
Announcing Intent to Increase Its Ownership Above 20% of Outstanding
Shares
CLEVELAND — November 20, 2009 — Agilysys, Inc. (Nasdaq: AGYS), a leading provider of innovative IT solutions, announced today it received, under Section 1701.831 of the Ohio Revised Code, Ohio’s “control share acquisition statute,” an Acquiring Person Statement from MAK Capital Fund, LP and Paloma International L.P., notifying the company of their intent to increase their direct or indirect ownership of Agilysys’ common shares above 20%, but not to exceed one-third. The Acquiring Person Statement indicates that MAK Capital does not intend, either alone or in concert with any other person, to exercise control of the Company.
MAK Capital One LLC is the investment manager of both MAK Capital Fund and Paloma International L.P., and is a private investment fund and the largest current shareholder of Agilysys. It currently owns 19.18% of the issued and outstanding shares of Agilysys common stock. R. Andrew Cueva, managing director of MAK Capital, has served on the Agilysys Board of Directors since June 2008.
The statement indicates MAK Capital intends to increase its holdings to greater than 20%, but less than one-third, in any legally permitted manner, including, among other things, through purchases of Agilysys shares on the open market and block trades. Under Ohio law, Agilysys is required to conduct a special meeting to allow shareholders to approve or disapprove MAK Capital’s ownership in Agilysys above the 20% threshold. The Board of Directors of Agilysys has not yet scheduled the date of the special meeting, and the company will issue another release once the date has been determined.
About Agilysys, Inc.
Agilysys is a leading provider of innovative IT solutions to corporate and public-sector customers, with special expertise in select markets, including retail and hospitality. The company uses technology — including hardware, software and services — to help customers resolve their most complicated IT needs.

The company possesses expertise in enterprise architecture and high availability, infrastructure optimization, storage and resource management, identity management and business continuity; and provides industry-specific software, services and expertise to the retail and hospitality markets. Headquartered in Cleveland, Agilysys operates extensively throughout North America, with additional sales offices in the United Kingdom and Asia. For more information, visit www.agilysys.com.
Investor Contact:
Curtis Stout
Vice President and Treasurer
Agilysys, Inc.
440-519-8635
curtis.stout@agilysys.com